EXHIBIT 21


                           SUBSIDIARIES OF THE REGISTRANT

                                                   State of Jurisdiction
                                                     of Incorporation
                  Name                             or Limited Partnership
                  ----                             -----------------------

   Northwestern Public Service Company                 Delaware
        Grant, Inc.                                    South Dakota
        Northwestern Growth Corporation                South Dakota
             Northwestern Networks, Inc.               South Dakota
             Northwestern Systems, Inc.                South Dakota
               Lucht Inc.                              Delaware
             Cornerstone Propane GP, Inc.              California
               SYN Inc. (1)                            Delaware
               Cornerstone Propane Partners, L.P.(2)   Delaware Limited
                                                         Partnership
             ServiCenter USA, Inc.(3)                  Delaware
             Communication Systems USA, Inc.           Delaware
        Northwestern Energy Corporation                South Dakota
             Nekota Resources Inc.                     South Dakota
        Northwestern Services Corporation              South Dakota

 (1)  Cornerstone Propane GP, Inc. owns 82.5% of the common stock of SYN Inc.

 (2) Cornerstone Propane GP, Inc. and SYN Inc. own a combined partnership interest of 38.5% of Cornerstone Propane Partners, L.P. consisting of a 36.5% limited partner interest and a 2% general partner interest.

 (3) Northwestern Growth Corporation owns 5.2% of the common stock and 92% of the preferred stock of ServiCenter USA, Inc.